                           SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[_]  Preliminary Information Statement     [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14C-5(D)(2))

[x]  Definitive Information Statement

                   Superior Consultant Holdings Corporation
--------------------------------------------------------------------------------
                 (Name of Registrant As Specified In Charter)


Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

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     (3) Per unit price or other underlying value of transaction computed
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[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

                   SUPERIOR CONSULTANT HOLDINGS CORPORATION
                         4000 TOWN CENTER, SUITE 1100
                          SOUTHFIELD, MICHIGAN 48075

                               ----------------

                             INFORMATION STATEMENT

                               ----------------

                              GENERAL INFORMATION

GENERAL

  This Information Statement (the "Information Statement") is furnished to the holders of Common Stock, $0.01 par value per share (the "Common Stock"), of Superior Consultant Holdings Corporation, a Delaware corporation (the "Company"), in connection with certain actions taken by a Written Consent of Stockholders in Lieu of Special Meeting dated October 27, 1997 (the "Written Consent").

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A
PROXY.

  This Information Statement is being provided pursuant to the requirements of Rule 14c-2 promulgated under Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to inform holders of Common Stock entitled to vote or give an authorization or consent in regard to the actions authorized by the Written Consent, of the actions having been taken by the Written Consent.

  By executing and delivering the Written Consent to the Company, stockholders holding no less than a majority of the outstanding shares of the Company's Common Stock (the "Majority Stockholders") authorized the action taken by the Board of Directors of the Company (the "Board") on October 22, 1997 to amend the Superior Consultant Holding Corporation Long-Term Incentive Plan (the "Incentive Plan") to increase the aggregate number of shares as to which awards may be granted under the plan from 900,000 to 2,400,000 and to amend the terms and conditions of the Formula Options (as defined under the Incentive Plan) to be granted to directors of the Company under the Incentive Plan. This amendment to the Incentive Plan will not become effective until December 1, 1997.

RECORD DATE

  On October 22, 1997 (the "Record Date"), there were 8,206,464 shares of Common Stock outstanding and entitled to vote upon the matter approved by the Written Consent. On the Record Date, the Majority Stockholders executed a Written Consent with respect to 4,372,944 shares of Common Stock owned by such stockholders, which shares constituted approximately 53.3% of the Company's outstanding Common Stock. Only stockholders of record of the Company at the close of business on the Record Date are entitled to receive this Information Statement. The Written Consent was executed October 27, 1997 and delivered by the Majority Stockholders to the Company's principal executive offices at 4000 Town Center, Suite 1100, Southfield, Michigan 48075.

VOTING SECURITIES AND PRINCIPAL HOLDERS:

  As of the Record Date, there were 8,206,464 outstanding shares of Common Stock, each entitled to one vote on the matters authorized pursuant to the Written Consent. Holders of Common Stock and entitled to vote were calculated, as of the Record Date, to determine the number of shares constituting a majority of the outstanding shares of Common Stock required to approve the Written Consent.

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers of the Company as a group in each case, as of the Record Date. (Each person named below has an address in care of the Company's principal executive offices.) Except as set forth in the footnotes to the table, the Company believes that each person named below has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such holder, subject to community property laws where applicable.

                                                                  BENEFICIAL
                                                                   OWNERSHIP
                                                                   SHARE(1)
                                                               -----------------
                                                               NUMBER OF
      NAME OF BENEFICIAL OWNER                                  SHARES   PERCENT
      ------------------------                                 --------- -------
      Richard D. Helppie, Jr.(2).............................. 3,927,001  47.9%
      Charles O. Bracken......................................   389,223   4.7
      Robert R. Tashiro(3)....................................   195,610   2.4
      James T. House(3).......................................    16,500    *
      Kenneth T. Boone........................................    38,576    *
      Reginald M. Ballantyne III(3)...........................     6,000    *
      Bernard Lachner(3)......................................     6,000    *
      Douglas S. Peters(3)....................................     6,000    *
      Richard P. Saslow(3)....................................     6,000    *
      John L. Silverman(3)....................................    53,519    *
      All Directors and Executive Officers as a group
       (9 persons)(2),(3)..................................... 4,644,429  56.6

--------
 * Less than 1%.
(1) Applicable percentage of ownership as of the Record Date is based upon 8,206,464 shares of Common Stock outstanding. Applicable percentage in each case is determined by assuming the exercise of options that are held by such persons (but not those held by any other person) which are exercisable within 60 days of the date hereof. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to the shares shown as beneficially owned.
(2) 3,788,111 shares are held by The Richard D. Helppie, Jr. Trust, of which Mr. Helppie is the sole trustee, 97,223 shares of Common Stock are held by The Superior Consultant Charitable Foundation, of which Mr. Helppie is president and a director, and 41,667 shares of Common Stock are held by The Helppie Family Charitable Foundation, of which Mr. Helppie is president and a director. Mr. Helppie is deemed to be a beneficial owner of the Trust and the two foundations. The address for Mr. Helppie, the Trust and the two foundations is in care of the Company's principal executive offices.
(3) Includes shares issuable upon exercise of options exercisable within 60 days from the date hereof. Mr. Tashiro 1,000 shares; Mr. House 4,000 shares; Mr. Ballantyne 6,000 shares; Mr. Lachner 6,000 shares; Mr. Peters 6,000 shares; Mr. Saslow 6,000 shares; and Mr. Silverman 3,000 shares.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth all compensation awarded or earned by the Company's President and Chief Executive Officer and the four other most highly paid executive officers during the last two fiscal years (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                  ANNUAL COMPENSATION(1)            LONG TERM COMPENSATION(4)
                          ---------------------------------------  ---------------------------
                                                                   SECURITIES
   NAME AND PRINCIPAL     FISCAL                     OTHER ANNUAL  UNDERLYING     ALL OTHER
        POSITION           YEAR   SALARY    BONUS    COMPENSATION  OPTIONS (#) COMPENSATION(4)
   ------------------     ------ -------- ---------- ------------  ----------- ---------------
Richard D. Helppie, Jr..   1996  $436,196 $2,558,779   $    --          --         $7,926
 President, Chief          1995   477,000  1,948,448        --          --          9,709
 Executive Officer and
 Chairman of the Company
Charles O. Bracken......   1996   317,136    527,061        --          --          7,926
 Executive Vice            1995   318,000    378,419    150,000(2)      --          9,709
President of  Superior
Robert R. Tashiro.......   1996   204,493    364,745        --        5,000         7,926
 Senior Vice President     1995   176,000    207,162     75,000(2)      --          9,709
and Chief  Operating
Officer of Superior
James T. House..........   1996    95,000    120,413     13,556(3)   20,000         7,664
 Vice President, Chief     1995    80,000     62,145        --          --          7,198
Financial  Officer and
Treasurer of the
 Company
Kenneth T. Boone........   1996   125,000     13,464        --          --          7,332
 President and Chief       1995    90,000     63,500        --          --          7,975
Operating  Officer of
Enterprise (5)

--------
(1) The Company has entered into agreements, effective as of October 16, 1996 through December 31, 1997, with Messrs. Helppie, Bracken and Tashiro, which provide these three executives with aggregate annual compensation of approximately $1.1 million, comprised of base salary and bonus compensation based on achievement of certain pre-determined performance criteria.
(2) Other annual compensation for Messrs. Bracken and Tashiro represents the difference between the dollar value paid by such persons for shares of Common Stock in 1995 and the fair market value of the shares at the time of the sale.
(3) Consists of gain on exercise of stock options.
(4) Represents amounts paid by the Company during fiscal 1996 for (i) long-term and short-term disability insurance premiums as follows: Messrs. Helppie, Bracken, Tashiro and Boone $450 each, and Mr. House $348, (ii) life insurance premiums for which the Company is not the beneficiary as follows: Messrs. Helppie, Bracken and Tashiro $422 each, Mr. House $262 and Mr. Boone $450, and (iii) profit sharing contributions made by the Company as follows: Messrs. Helppie, Bracken, Tashiro and House $7,054 each and Mr. Boone $6,432.
(5) Mr. Boone served in this position with one of the Company's two wholly-owned operating subsidiaries, Enterprise Consulting Group, Inc., in fiscal 1995 and fiscal 1996.

EXECUTIVE OPTION GRANTS

  The following table contains information concerning the stock option grants made to each of the Named Executive Officers in 1996.

                          OPTION GRANTS IN FISCAL 1996

                                                                                           POTENTIAL
                                                                                       REALIZABLE VALUE
                                                                                       AT ASSUMED ANNUAL
                                                                                        RATES OF STOCK
                                                                                             PRICE
                                                                                       APPRECIATION FOR
                                               INDIVIDUAL GRANTS                        OPTION TERM(1)
                          ------------------------------------------------------------ -----------------
                              SHARES       % OF TOTAL OPTIONS    EXERCISE
                            UNDERLYING    GRANTED TO EMPLOYEES    PRICE     EXPIRATION
   NAME                   OPTIONS GRANTED    IN FISCAL 1996    PER SHARE(2)    DATE       5%      10%
   ----                   --------------- -------------------- ------------ ---------- -------- --------
Richard D. Helppie, Jr..         --                --             $  --           --   $    --  $    --
Charles O. Bracken......         --                --                --           --        --       --
Robert R. Tashiro.......       5,000              2.2%             16.00     10/10/06    50,300  127,500
James T. House..........      20,000              8.9%             16.00     10/10/06   201,200  510,000
Kenneth T. Boone........         --                --                --           --        --       --

--------
(1) In accordance with SEC rules, these columns show gains that might exist for the option over the life of the option, a period of ten years. This valuation is hypothetical; if the stock price does not increase above the exercise price, compensation to the Named Executive Officers will be zero. A 5% or 10% annual compounded increase in the Company's stock price from the date of grant to the end of 10-year option term would result in stock prices of $26.06 and $41.50 per share, respectively. The potential realizable value does not represent the Company's prediction of its stock price performance. There can be no assurance that the actual stock price appreciation over the ten-year option will be at the assumed 5% or 10% levels or at any other defined level.
(2) The options become exercisable at a rate of 20% per year, on the anniversary date of the grant, over a five-year period.

OPTION EXERCISES AND HOLDINGS

  The following table sets forth information concerning stock options exercised by the Named Executive Officers during 1996, as well as the value of unexercised options held by such persons at December 31, 1996. The values of in-the-money options (which represent the positive spread between the exercise price of any existing stock options and $24 3/4 per share, the closing price of the Common Stock as reported by the Nasdaq National Market on December 31,
1996) also are included.

                   AGGREGATE OPTION EXERCISES IN FISCAL 1996
                       AND FISCAL YEAR-END OPTION VALUES

                           SHARES
                          ACQUIRED                 NUMBER OF SECURITIES             VALUE OF UNEXERCISED IN-THE-
                            UPON      VALUE       UNDERLYING UNEXERCISED                  MONEY OPTIONS AT
                          EXERCISE REALIZED(1) OPTIONS AT DECEMBER 31, 1996               DECEMBER 31, 1996
                          -------- ----------- --------------------------------     --------------------------------
          NAME                                  EXERCISABLE      UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
          ----                                 -------------    ---------------     -------------   ----------------
Richard D. Helppie, Jr..     --      $   --                 --                 --               --    $            --
Charles O. Bracken......     --          --                 --                 --               --                 --
Robert R. Tashiro.......     --          --                 --               5,000              --              43,750
James T. House..........   1,066      13,556                --              20,000              --             175,000
Kenneth T. Boone........     --          --                 --                 --               --                 --

--------
(1) Calculated as the difference between the fair market value of the Company's Common Stock at the time of the option exercise and the exercise price.

EMPLOYMENT RELATED AGREEMENTS

  Richard D. Helppie, Jr.'s employment agreement limits his aggregate annual compensation to $400,000, consisting of a combination of base salary and bonus, through the end of fiscal 1997. This agreement became effective October 16, 1996.

  Charles O. Bracken's employment agreement provides for an annual base salary of $290,000 and an performance-based bonus of up to $75,000 per year through the end of fiscal 1997. Under the employment agreement, Mr. Bracken is subject to noncompetition, nonsolicitation and nondisclosure covenants.

  Robert R. Tashiro's employment agreement provides for an annual base salary of $220,000 and an annual performance-based bonus of up to $75,000 per year through the end of fiscal 1997. Under the employment agreement, Mr. Tashiro is subject to noncompetition, nonsolicitation and nondisclosure covenants.

  James T. House's employment agreement provides for his employment as a Vice President and Chief Financial Officer of the Company at an annual base salary of approximately $110,000. Mr. House also participates in the Company's 1997 Vice President Bonus Plan pursuant to which he is eligible to receive quarterly and annual base bonuses of $10,000 and $25,000, respectively (which base bonuses are subject to increase or decrease based on performance as measured by revenue, profit and certain other criteria as set forth in the respective plans). Under the employment agreement, Mr. House is subject to noncompetition, nonsolicitation and nondisclosure covenants.

COMPENSATION PLANS

  The Board has adopted the First Amendment to the Incentive Plan. Pursuant to the Written Consent, the increase in the number of shares under the Incentive Plan and the changes to the terms and conditions of the Formula Options to be granted under the plan to each non-employee director on the Board has been approved and will become effective December 1, 1997. The amendment to the Incentive Plan is set forth in Annex A.

DISCUSSION OF AMENDMENT

  The main purposes for amending the Incentive Plan are to (i) increase the number of shares available for grant thereunder and (ii) amend the terms and conditions of the Formula Options to be granted under the plan to each non-employee director on the Board.

  Under the Incentive Plan, a total of 900,000 shares of Common Stock currently have been made available for issuance. Because of the Company's decision to make the Incentive Plan available to greater numbers of employees, the need to issue options in connection with acquisitions, and the Company's anticipated needs for flexibility in compensating its key employees in the future and otherwise as needed to sustain future growth in the Company's operations, the Board has adopted an amendment to increase to 2,400,000 the aggregate number of shares of Common Stock available for issuance under the Incentive Plan. As of the Record Date, the market value of the 1,500,000 additional shares of Common Stock to be available for issuance under the Incentive Plan was $53,812,500. Cash payments received by the Company under the Incentive Plan will be used for general corporate purposes. No more than 600,000 shares may be granted under the Incentive Plan in any one calendar year to any one employee.

  Prior to the adoption of the amendment to the Incentive Plan, each director who was not an officer or employee of the Company was automatically granted a Formula Option to purchase 3,000 shares of Common Stock, regardless of the number of Board meetings such director attended. The Formula Option was immediately exercisable upon grant. Under the amendment, each director who is not an officer or employee of the Company will be granted automatically an option to purchase 5,000 shares of Common Stock upon his or her initial election and qualification as a non-employee Board member; and, thereafter, will be granted automatically an option to purchase 5,000 shares of Common Stock upon each anniversary of such non-employee Board member's election, provided such person remains an incumbent non-employee Board member on such anniversary date.

  Of the 5,000 shares of Common Stock subject to each option, 3,000 shares will be fully exercisable upon grant. The remaining option to purchase 2,000 shares of Common Stock will become fully exercisable on the first anniversary of the date of grant, provided that the Board member attends all regularly scheduled meetings of the Board and participates in not less than eighty percent (80%) of all Board conference calls scheduled on notice of not less than forty-eight hours. Failure to satisfy such Board attendance and participation criteria will result in the lapse of the option to purchase the remaining 2,000 shares of Common Stock as of the first anniversary of the date of grant.

DESCRIPTION OF THE PLAN

 General

  The purpose of the Incentive Plan, which was originally adopted by the Board and approved by the stockholders of the Company in October, 1996, is to assist the Company in attracting and retaining key employees, and also non-employee directors, independent contractors and consultants, and to give such persons a greater proprietary interest in, and closer identity with, the Company and its financial success. The Incentive Plan authorizes the Company to make grants ("Awards") of Incentive Stock Options (within the meaning of Section 422 of the Internal Revenue Code, as amended (the "Code")), Non-Qualified (or non-statutory) Stock Options (the Incentive and Non-Qualified Stock Options issued under the Incentive Plan are referred to collectively as "Options"), Restricted Stock, Stock Appreciation Rights ("SARs"), Performance Awards and Cash Awards.

  The Incentive Plan is administered by a committee of the Board consisting of two or more Board members (the "Committee"). The Committee has complete discretion to determine which employees and non-employees will be recipients of Awards under the Incentive Plan (the "Participants") and to establish the terms, conditions and limitations of each Award (subject to the terms of the Incentive Plan and the applicable provisions of the Code), including the type and amount of the Award, the number of shares of Common Stock to be subject to Options or Restricted Stock, or the amount of cash to be included in the Award, the exercise price of any Options and the date or dates upon which the Options become exercisable or upon which any restrictions applicable to any Common Stock included in the Award lapse. The Committee also has full power to construe and interpret the Plan and the Awards granted under the Plan, and to establish rules and regulations necessary or advisable for its administration. Currently, the Committee consists of three Board members, of whom two independent, non-employee-directors have been delegated the responsibility to make Awards to those employees subject to the requirements of Section 16(b) of the Exchange Act.

  Awards under the Incentive Plan may be granted only to key employees and key non-employees (non-employee directors, consultants or independent contractors) of the Company and its subsidiaries. The Committee will determine whether a particular employee or non-employee qualifies as a "Key Employee" or "Key Non-Employee." Awards may be granted to a prospective employee, conditioned upon such person becoming an employee.

  The Board may amend the Plan in any respect, except that the following changes may not be made without stockholder approval: (i) the maximum number of shares available for Awards may not be increased except upon stock splits and dividends, combinations and similar events, (ii) the requirements as to eligibility may not be materially modified, (iii) the benefit to participants may not be materially increased, (iv) the period during which Incentive Options may be granted or exercised may not be extended, and (v) the class of employees eligible to receive Incentive Options may not be modified.

 Terms and Conditions of Awards under the Incentive Plan

  Awards under the Incentive Plan may consist of any combination of one or more Incentive or Non-Qualified Options, Restricted Stock, SARs, Performance Awards or Cash Awards, on a stand alone, combination or tandem basis. The Committee may specify that Awards other than Options will be paid in cash, shares of common stock, or a combination of cash and common stock.

  The Committee is permitted to cancel any unexpired, unpaid, unexercised or deferred Awards at any time if a Participant (a) provides services for a competitor, (b) discloses confidential Company information, or (c) fails to disclose and convey to the Company any invention or idea developed by the Participant during employment by the Company and relating to the business of the Company. Unless otherwise described below for Options, or as may be provided in the Award, all unexpired, unpaid, unexercised or deferred Awards will be canceled immediately if a Participant ceases his or her employment with the Company and its subsidiaries, except for (a) retirement under a Company retirement plan, (b) retirement in the best interest of the Company (as determined by the Company's chief executive or other designated senior officer), or (c) termination of the Participant's employment upon his or her death or disability. Upon retirement (i) under a Company retirement plan or
(ii) in the best interests of the Company, the Committee may permit Awards to continue, and may accelerate exercisability and vesting. Upon the death or disability of a Participant, his or her estate or beneficiaries (or the Participant in the case of disability) may exercise or receive benefits under the Award until the original expiration date as provided in the Award (or within one year in the case of Options) and the Committee may in its discretion accelerate the vesting or terminate the restrictions to which the Award is subject.

  Upon any change in the nature or number of outstanding shares of Common Stock due to stock split, stock dividend, merger, reorganization or similar event, adjustments will be made to the numbers of shares and the applicable exercise and base prices under outstanding Awards to prevent dilution or enlargement of the Awards previously granted.

  Both Incentive and Non-Qualified Options may be granted pursuant to the Incentive Plan. Incentive Options must have an exercise price per share equal to at least the fair market value of a share at the time the Award is granted. As required by the Code, if an Incentive Option is granted to any Participant who owns more than ten percent of the voting power of the Company (a "Significant Stockholder"), then the exercise price per share to such Participant will be not less than one hundred ten percent (110%) of fair market value on the date of grant. Fair market value equals the closing sales price of the common stock on the date of grant. The exercise price for Non-Qualified Options will be determined by the Committee in its sole discretion on the date of grant, and, except as may be determined to be appropriate by the Committee pursuant to Section 162(m) of the Code, may be less than fair market value. The maximum term of all Incentive Options granted under the Incentive Plan is ten years. (Incentive Options granted to a Significant Stockholder have a maximum term of five years.) The term of Non-Qualified Options may be set by the Committee in its discretion. No Options may be granted more than ten years from the date the Incentive Plan was adopted. Except as otherwise determined by the Committee, all Options are non-transferable and may be exercised during a Participant's lifetime only by the Participant.

  At the time an Option is awarded, the Committee will specify the date or dates upon which the Option, or portion of the Option, becomes exercisable. The permissible manner of payment for the purchase price upon exercise of the Option (such as cash, check, the transfer of previously owned, fully paid shares, or through a "cashless" exercise) will be set by the Committee in the particular Award agreement or by general rules.

  A Participant who ceases to be an employee or "Key Non-Employee" of the Company or its subsidiaries for any reason other than death, disability or termination "for cause" will be permitted to exercise any Option, to the extent it was exercisable on the date of such cessation, but only within three months of such cessation, to the extent to which it was exercisable upon termination of employment. A Participant who is terminated for "cause," as defined in the Incentive Plan, will immediately lose all rights to exercise any Options. If a Participant dies, his or her estate or personal representative may exercise the Option, to the extent it was exercisable on the date of death. If a Participant becomes permanently disabled, he or she may exercise an Option to the extent it was exercisable at the time of the onset of the disability or, if the Option vests periodically, to the extent it would have been exercisable as of the next vesting date. In the case of either death or disability, the Option must be exercised within twelve (12) months after the date of death or onset of disability, and prior to the original expiration date of the Option.

  The Committee may award shares of Common Stock (or grant an Award denominated in units of Common Stock) on a restricted basis. The terms of a Restricted Stock Award, including the consideration, if any, to be paid by the Participant to acquire the stock and the restrictions placed upon such shares and the time or times or event or events upon which such restrictions will lapse, will be determined by the Committee at the time the Award is made and will be described in the Award agreement. After the Restricted Stock is awarded, the Participant will be a stockholder with respect to such stock, and will have rights to vote and receive dividends with respect to such stock. Shares of Restricted Stock may not be transferred, assigned or pledged prior to the lapse of the applicable restrictions. The Committee, in its discretion, may accelerate the date on which the restrictions lapse.

  The Committee may award SARs either alone, in tandem or in combination with an Option or other Award. An SAR will permit the Participant to receive, upon exercise, cash or shares of Common Stock equal in value to the excess of the fair market value of a share of Common Stock as of the exercise date over the base price set by the Committee at the time the SAR is granted, multiplied by the number of shares of Common Stock then being exercised under the SAR. The base price will be at least the fair market value of a share of common stock on the date of grant, unless a lower base price is approved by the Board. SARs will become exercisable upon the date or dates, or the occurrence of the events, set by the Committee at the time of grant. An SAR may only be exercised by the Participant or, if applicable, by the Participant's personal representative.

  The Committee may award Performance Awards or Cash Awards under the Incentive Plan, subject to restrictions and conditions and other terms as determined by the Committee at the time of the Award. The Committee may use business criteria and other measures of performance it deems appropriate in establishing any conditions, and may exercise its discretion to increase or decrease the amounts payable under any Awards, subject to performance conditions, except as otherwise may be limited in the case of a Performance Award intended to qualify under Code (S)162(m). A Performance or Cash Award will be subject to cancellation or forfeiture upon the terms set forth above.

  Under the provisions of the Incentive Plan, all members of the Board who are not employees of the Company will receive an Option to purchase 5,000 shares of Common Stock upon his or her initial election and qualification as a non-employee Board member. Each continuing non-employee member of the Board will receive an additional Award of an Option to purchase 5,000 shares of Common Stock upon each anniversary of such non-employee member's election to the Board. 3,000 shares of Common Stock of each Option issued to a non-employee member of the Board will become exercisable immediately upon grant. The option to purchase the remaining 2,000 shares of Common Stock will be exercisable on the first anniversary of the date of grant, provided the Board member attended all regularly scheduled meetings of the Board and participated in 80% or more of all conference calls scheduled by the Board on 48 hours or more notice. Failure to satisfy such criteria shall result in the lapse of the Option to purchase the remaining 2,000 shares of Common Stock. The description of the Formula Options in this paragraph reflects the terms of the Incentive Plan, as amended. The "Discussion of Amendment" above discusses how the Incentive Plan, as amended, differs from the Incentive Plan prior to such amendment.

 New Plan Benefits

  The table below reports the number of shares of Common Stock which may be purchased upon exercise of Options which the Company intends to grant under the amendment to the Incentive Plan.

                               NEW PLAN BENEFITS
       SUPERIOR CONSULTANT HOLDINGS CORPORATION LONG-TERM INCENTIVE PLAN

                                                     NUMBER OF SHARES UNDERLYING
NAME AND POSITION                                          OPTION GRANTED
-----------------                                    ---------------------------
Executive Group.....................................                0
Non-Executive Director Group........................           15,000
Non-Executive Officer Employee Group................            8,000

  In addition, the Committee has indicated that it intends to authorize the Awards of Options to executive officers of the Corporation for up to 25,000 shares of Common Stock in the 1998 calendar year, though the allocation and price for such Awards has not yet been determined. The Committee may grant additional Awards to such executive officers and other plan participants for the 1998 calendar year and thereafter.

 Federal Income Tax Effects

  Under the Code, as presently in effect, the grant of an Option or SAR or the award of Restricted Stock under the Incentive Plan will not generate federal income to a Participant or a deduction to the Company.

  Upon exercise of a Non-Qualified Option or an SAR, the Participant will normally be deemed to have received ordinary income in an amount equal to the difference between the exercise price for the Option and the fair market value of the Common Stock on the exercise date or, in the case of an SAR, equal to the amount of payment received from the Company (less any exercise price, if applicable). The Company will be entitled to a tax deduction in the same amount as is recognized by the Participant at the same time, provided the Company includes and reports such amounts on a timely filed Form W-2 or Form 1099-MISC. Upon a disposition of shares acquired upon exercise of a Non-Qualified Option, any amount received in excess of the market value of the shares at the time of exercise of the Option generally will be treated as long-term or short-term capital gain, depending on the holding period of the shares. The Company will not be entitled to any tax deduction upon such subsequent disposition.

  In the case of Incentive Options, the Participant generally recognizes no ordinary income on the date of grant or exercise. If the Participant holds the stock acquired through exercise of an Incentive Option for one year from the date of exercise and two years from the date of grant of the Option, the Participant will thereafter recognize a capital gain or loss upon a subsequent sale of the stock, based on the difference between the Incentive Option's exercise price and the sale price. If the stock is sold before the requisite holding period, the Participant will recognize ordinary income based upon the difference between the exercise price and the lesser of the sales price or the fair market value upon the date of exercise. The Company generally will be allowed a business expense deduction only if, and to the extent, the Participant recognizes ordinary income.

  For Awards of Restricted Stock, the fair market value of the stock is not taxable to the Participant as ordinary income until the year the Participant's interest is freely transferable or no longer subject to a substantial risk of forfeiture. Section 83 of the Code, however, permits a Participant to elect to have the fair market value of the stock taxed as ordinary income in the year the Award is received. Dividends on Restricted Stock are treated as ordinary income at the time paid. The Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the Participant.

  Upon the grant of a Performance or Cash Award, the Participant will recognize ordinary income equal to the amount of the award, which amount will be includable in the Participant's taxable income in the year such cash award is paid. The Company will be entitled to a deduction in the same year equal to the amount of the Award.

                                          Susan M. Synor
                                          Secretary

Southfield, Michigan
November 6, 1997

                                  APPENDIX A

                    TEXT OF AMENDMENT TO THE INCENTIVE PLAN

   FIRST AMENDMENT TO THE SUPERIOR CONSULTANT HOLDINGS CORPORATION LONG-TERM
                                INCENTIVE PLAN.

  The Superior Consultant Holdings Corporation Long-Term Incentive Plan (the "Plan") is hereby amended, effective December 1, 1997, as follows:

    1. The aggregate number of Shares as to which Awards may be granted pursuant to Article III of the Plan shall be increased from 900,000 to 2,400,000.

    2. Article VIII ("Formula Options") of the Plan, shall be amended to read as follows:

      A. Each Non-Employee Board Member shall be granted automatically a Formula Option to purchase five thousand (5,000) Shares upon his or her initial election and qualification as a Non-Employee Board Member; and, thereafter, shall be granted automatically a Formula Option to purchase five thousand (5,000) Shares upon each anniversary of such Non-Employee Board Member's election, provided such person remains an incumbent Non-Employee Board Member on such anniversary date.

      B. The purchase price of the Shares subject to the Formula Option shall be equal to one hundred percent (100%) of the Fair Market Value as of the date of grant.

      C. Of the five thousand (5,000) Shares subject to each Formula Option granted to a Non-Employee Board Member, three thousand (3,000) Shares shall be fully exercisable upon grant in accordance with the terms of this Plan. The remaining option to purchase two thousand (2,000) Shares will become fully exercisable on the first anniversary of the date of grant, provided that the Non-Employee Board Member shall have attended all regularly scheduled meetings of the Board and shall have participated in not less than eighty percent (80%) of all Board conference calls scheduled on notice of not less than forty-eight (48) hours. Failure to satisfy such Board attendance and participation criteria shall result in the lapse of the option to purchase the remaining two thousand (2,000) Shares as of the first anniversary of the date of grant. If a Non-Employee Board Member shall cease to be a director of the Company because of death or disability, all Shares for which Formula Options have been granted and which have not otherwise lapsed hereunder, shall be exercisable in accordance with Paragraphs G and H of Article VII. If a Non-Employee Board Member ceases to be a director of the Company for any reason other than death or disability, his or her right to exercise the Formula Option, and the timing of such exercise, shall be governed by the applicable provisions of Paragraph F of Article VII.

      D. Formula Options shall be evidenced by an Award Agreement which shall conform to the requirements of the Plan, and may contain such other provisions not inconsistent therewith, as the Committee shall deem advisable. The provisions of Article VII governing Nonstatutory Options, and the exercise and issuance thereof, shall apply to Formula Options to the extent such provisions are not inconsistent with this
    Article VIII.

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